Zumiez Inc. Reports June 2013 Sales Results

Net Sales Increased 14.5% to $58.8 Million; June 2013 Comparable Store Sales Increased 1.0%

LYNNWOOD, WA -- (Marketwired - July 10, 2013) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 6, 2013 increased 14.5% to $58.8 million, compared to $51.3 million for the five-week period ended June 30, 2012. The Company's comparable store sales increased 1.0% for the five-week period ended July 6, 2013 compared to a comparable store sales increase of 8.2% for the five-week period ended June 30, 2012.

To hear the Zumiez prerecorded June sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of July 6, 2013 we operated 522 stores, 490 in the United States, 25 in Canada, and 7 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200